EXHIBIT (a)(3)

                        Offer to Exchange All Outstanding

         9.5% Convertible Subordinated Debentures Due September 19, 1997

                                       of

                               AUTOLEND GROUP, INC.
                           (formerly CAPX Corporation)

                                       for

                                  Common Stock

                                       and

                   14% Cumulative Convertible Preferred Stock

                                                                October 22, 1996

To Brokers, Dealers, Commercial
Banks, Trust Companies and Other Nominees:

         We are enclosing the material listed below relating to the Offer by AutoLend Group, Inc., a Delaware Corporation formerly known as CAPX Corporation (the "Company"), to exchange all outstanding 9.5% Convertible Subordinated Debentures Due September 19, 1997 (the "Debentures") for Units, with one Unit being issued for each $1,000 principal amount outstanding of Debentures tendered in the Exchange Offer (as defined below). Each Unit consists of: (i) 100 shares of the Company's Common Stock, par value $.002 per share ("Common Stock"), and
(ii) such number of shares of the Company's 14% Cumulative Convertible Preferred Stock, par value $.002 per share ("Preferred Stock"), as shall have an aggregate value, on the basis of a Stated Amount of $100 per share of Preferred Stock, equal to the difference between $1,000 and the market price for the 100 shares of Common Stock included as part of the Unit, calculated on the Expiration Date of the Exchange Offer. The Exchange Offer is being made upon the terms and subject to the conditions set forth in the Offering Circular dated October 22, 1996 and in the related Letter of Transmittal (which together constitute the "Exchange Offer"). Please furnish copies of the enclosed materials to those of your clients for whom Debentures are registered in your name on the security listing position maintained by one of CEDEL Bank, S.A. or EUROCLEAR.

         Enclosed herewith are copies of the following documents:

         1.  The Offering Circular dated October 22, 1996;

         2. The Letter of Transmittal to be used by holders of Debentures in accepting the Exchange Offer. Facsimile copies of the Letter of Transmittal may be used to tender Debentures;

         3. A form of letter to your Clients for whose account you hold Debentures in your name, with space provided for obtaining such Client's instructions as to the tender of Debentures in the Exchange Offer;



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         4.  A Notice from CEDEL Bank, S.A. and EUROCLEAR describing the procedures necessary to effect a change in your security listing position to complete a tender of Debentures in the Exchange Offer; and

         5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number.

         The Exchange Offer is subject to certain conditions; however, the Exchange Offer is not conditioned on the valid transfer of a minimum percentage of principal amount of Debentures in the Exchange Offer. Reference is made to the Offering Circular for a description of the other conditions to which the Exchange Offer is subject.

         We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 P.M., New York City time on Wednesday, November 20, 1996, unless extended (the "Expiration Date").

         Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms or conditions of any such extension or amendment), the Company will accept for exchange all Debentures validly tendered and not properly withdrawn on or prior to the Expiration Date, as soon as practicable after the Expiration Date.

         In all cases, Units consisting of Common Stock and Preferred Stock in exchange for Debentures accepted for exchange pursuant to the Exchange Offer will be made only after BOTH: (i) timely receipt by the Company of the Letter of Transmittal (or a facsimile copy thereof) properly completed and duly executed, together with any other documents required by such Letter of Transmittal and
(ii) confirmation by either CEDEL Bank, S.A. or EUROCLEAR that there has been a book entry transfer in the security listing position maintained in respect of the Debentures in accordance with the procedures set forth in the Notice.

         Additional copies of the enclosed material may be obtained from the Company or from CEDEL Bank, S.A. or EUROCLEAR.

                                           Very truly yours,

                                           AutoLend Group, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF AUTOLEND GROUP, INC., OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON ITS BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.